EXHIBIT 99.1

Stillwater Mining Company Reports Third Quarter 2014 Results

BILLINGS, Mont., Nov. 5, 2014 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) (TSX:SWC.U) today reported financial results for the third quarter ended September 30, 2014.

  Consolidated quarterly net income attributable to common stockholders of $18.1 million
  Cash generation of $37.2 million
  Total cash and investments up $7.2 million during the quarter to $509.1 million, after $30.0 million in debt repayment
  Corporate overhead expense, including exploration, reduced 9% year-over-year to $10.7 million
  All-in Sustaining Costs of $837 per mined ounce of palladium and platinum
  Total mined palladium and platinum production of 123,000 ounces

"Third quarter 2014 results were defined by strong profitability, debt reduction and substantial cash generation driven by improved management of the business and solid underlying operations," stated Mick McMullen, the Company's President and Chief Executive Officer. "Prices for platinum and palladium weakened as the third quarter progressed, reflecting both a strengthening U.S. dollar and a reduction in the negative impact of geopolitical issues around PGM supplies originating from Russia and South Africa. Our internal efforts, begun earlier this year to reduce costs and focus on profitable ounces, have put us in a much better position to manage a more volatile environment of fluctuating metal prices. Mine production has remained generally on track, with stronger output at East Boulder during the quarter. This was offset in part by the deferral of production at some less profitable mining stopes at the Stillwater Mine until new infrastructure is in place to improve the profitability of the mining operation in those areas.

"Mine production in the month of July was the lowest for 2014 as we made the changes at the Stillwater Mine indicated previously. As these changes came into effect, production has ramped up strongly during the third quarter and into October. Based on the current estimate October's production was approximately 20% higher than July's.

"Our all-in sustaining costs for the quarter were $837 per mined ounce. However, year-to-date, we are tracking at $805, which is solidly within our 2014 guidance range and a significant decrease from the $838 for the same period last year. Finally, recycling volumes have declined from their exceptionally strong 2013 levels, but they are in line with longer-term historical performance."

Mr. McMullen continued, "Shortly after the end of the third quarter, we finished the installation of the ventilation fan in the Graham Creek raise, thereby completing the infrastructure development at Graham Creek. The East Boulder Mine is already benefiting from some initial production out of the Graham Creek area and an extensive underground drill program is now getting underway to better define the ore body accessible from this new infrastructure. The Blitz project, on the Stillwater Mine side, continues to advance to the east. The deep drilling from surface to guide the underground development at Blitz has intercepted the J-M reef at depth as planned. As we have commented previously, spending at Marathon and Altar has been scaled back this year while we determine how best to realize value from each of these properties."

"Among the other highlights of the third quarter, we advanced capital projects to expand the tailings facilities at both mines, in order to assure sufficient tailings capacity will be available through about 2022 at the East Boulder Mine and about 2030 at the Stillwater Mine. Separately, our new refining and supply agreements with Johnson Matthey took effect on July 1, providing us with improved terms, access to additional recycling material and additional in-depth insight into the PGM markets. We redeemed the $30.0 million of outstanding 8.0% Exempt Facility Revenue Bonds in early July, saving about $2.5 million per year in interest cost. Even after redeeming the bonds, we grew our available liquidity, ending the quarter with $509.1 million of cash and short-term liquid investments which was a good result for shareholders," concluded Mr. McMullen.

Third quarter 2014 consolidated net income attributable to common stockholders was $18.1 million, or $0.14 per diluted share, compared to the third quarter 2013 consolidated net loss attributable to common stockholders of $201.5 million, or $1.69 per share. The third quarter of 2013 included a $290.4 million, before tax ($226.5 million, after tax) impairment charge related to the Altar mineral property in Argentina.

2014 Guidance:

Guidance for the full-year 2014 remains unchanged from the second quarter as detailed below.

2014 Guidance
Mined Production (palladium and platinum ounces)	510,000 - 525,000
Total Cash Costs per Mined Ounce (net of by-product and recycling credits)	$530 - $570
All-In Sustaining Costs per Mined Ounce*	$780 - $830
Corporate Overhead (1) (millions)	$35 - $45
Capital Expenditures (millions)	$125 - $135
Sustaining Capital Expenditures (millions)	$82 - $87
Project Capital Expenditures (millions)	$43 - $48

* All-in sustaining costs per mined ounce guidance for 2014 assumes the exclusion of approximately $28 per ounce recycling credit and approximately $13 per ounce of costs for foreign activities.
(1) Corporate Overhead includes: general and administrative, marketing, and exploration expenses.

In the third quarter of 2014, the Company's Montana mines produced a total of 123,000 ounces of palladium and platinum, a 1% decrease compared to mine production of 124,200 ounces in the third quarter of 2013.

Third Quarter Mine Production Comparison:

(Produced ounces)	2014 Third Quarter	2013 Third Quarter	Percentage Change
Stillwater Mine	76,900	83,800	(8.2)%
Palladium	59,400	64,500	(7.9)%
Platinum	17,500	19,300	(9.3)%
East Boulder Mine	46,100	40,400	14.1%
Palladium	35,800	31,200	14.7%
Platinum	10,300	9,200	12.0%
Total	123,000	124,200	(1.0)%
Palladium	95,200	95,700	(0.5)%
Platinum	27,800	28,500	(2.5)%

Revenue from the Company's Mine Production segment for the third quarter of 2014 (including proceeds from the sale of by-products) totaled $137.1 million, an 11.3% increase from $123.2 million in the same period of 2013. The combined average realized price for the sales of mined palladium and platinum increased for the third quarter of 2014, averaging $983 per ounce, compared to $887 per ounce realized in the third quarter of 2013. The total quantity of mined palladium and platinum sold in the third quarter of 2014 was 132,400 ounces compared to 131,400 ounces sold in the same period of 2013.

The Company processed recycling material containing 117,700 ounces of palladium, platinum and rhodium through its processing facilities during the third quarter of 2014. This represents a decrease of 29.7% from our record total of 167,500 ounces processed during the third quarter of 2013.

Third Quarter Recycling Ounces Processed Comparison:

	2014 Third Quarter	2013 Third Quarter	Percentage Change
Total	117,700	167,500	(29.7)%
Palladium	70,400	93,500	(24.7)%
Platinum	39,100	61,400	(36.3)%
Rhodium	8,200	12,600	(34.9)%

Recycling sales volumes for the third quarter of 2014 decreased by 33.6%, to 101,400 ounces from 152,600 ounces sold in the third quarter of 2013. PGM Recycling revenue totaled $109.5 million for the 2014 third quarter, a 30.2% decrease from $156.8 million in the same period of 2013. The third quarter of 2013 included incremental revenue of $16.4 million on the sale of approximately 12,000 ounces of PGMs recovered internally from reprocessed smelter furnace brick at low cost. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium increased by 4.1% to $1,068 per ounce in the third quarter of 2014 from $1,026 per ounce in the third quarter of 2013.

As PGM prices declined near the end of the third quarter, recycling volumes were reduced due to customers holding inventory in expectation of higher prices. Subsequent to the end of the third quarter as prices have recovered, volumes have increased as we would have anticipated.

The Company is utilizing a non-GAAP financial measure of mining efficiency, All-in Sustaining Costs (AISC), in monitoring and managing its performance going forward. This non-GAAP financial measure provides a comparative indication of the all-in resources consumed in any period to sustain the mining operations and produce at current levels.

Combined Montana Mining Operations All-In Sustaining Costs Per Mined Ounce	2014 Third Quarter	2013 Third Quarter	2014 Year-to-date	2013 Year-to-date
Reported Total Cash Costs per Mined Ounce (Net of Credits) *	$ 554	$ 427	$ 557	$ 495
PGM Recycling Income Credit	25	165	24	83
Corporate General & Administrative Costs (Before DD&A)	74	72	65	96
Capital Outlay to Sustain Production at the Montana Operating Mines	184	181	159	164
All-In Sustaining Costs per Mined Ounce *	$ 837	$ 845	$ 805	$ 838

* These are non-GAAP financial measures. For a full description and reconciliation of these and other non-GAAP financial measures to GAAP financial measures, see Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues below.

Combined total cash costs per mined ounce, net of by-product and recycling credits, (a non-GAAP financial measure) averaged $554 per mined ounce for the quarter ended September 30, 2014, compared to $427 for the same quarter of 2013. Sustaining capital related to mine production increased from $181 per mined ounce reported for the third quarter of 2013 to $184 for the third quarter of 2014. The primary driver of the increase was investment in development at the Stillwater and East Boulder mines. The table below illustrates the effect of by-product and recycling credits on the total cash costs per mined ounce, net of credits, for the combined Montana mining operations.

Combined Montana Mining Operations Cash Costs Per Mined Ounce	2014 Third Quarter	2013 Third Quarter	2014 Year-to-date	2013 Year-to-date
Reported Total Cash Costs per Mined Ounce (Net of Credits) *	$ 554	$ 427	$ 557	$ 495
By-Product Revenue Credit	56	54	59	55
PGM Recycling Income Credit	25	165	24	83
Total Cash Costs per Mined Ounce (Before Credits) *	$ 635	$ 646	$ 640	$ 633

* These are non-GAAP financial measures. For a full description and reconciliation of these and other non-GAAP financial measures to GAAP financial measures, see Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues below.

Cash Flow and Liquidity

At September 30, 2014, the Company's consolidated available cash balance was $257.6 million, compared to $286.7 million at December 31, 2013. If highly liquid investments are included with available cash, the Company's balance sheet liquidity totaled $509.1 million at September 30, 2014, an increase from $496.0 million at December 31, 2013, despite the redemption of the $30.0 million of 8.0% Exempt Facility Revenue Bonds. Of the Company's third quarter consolidated cash balance, $17.2 million is dedicated to the Marathon project (and other related Canadian properties) and is unavailable for other corporate purposes. Net working capital – composed of total current assets (including available cash and highly liquid investments), less current liabilities – increased to $616.9 million at September 30, 2014, from $614.8 million at the end of 2013.

Net cash provided by operating activities (which includes changes in working capital) totaled $131.7 million for the nine months ended September 30, 2014, compared to $81.7 million of cash provided for the same period of 2013. Cash flow from operations benefited from lower corporate overhead and higher metal prices during this year's first nine months. Capital expenditures, adjusted to a cash basis, were $87.0 million for the nine-month period ended September 30, 2014, compared to $91.2 million in the same period of 2013.

Outstanding balance sheet debt at September 30, 2014, was approximately $292.3 million, a decrease from $310.7 million at December 31, 2013. The Company's reported debt balance at September 30, 2014, included approximately $286.8 million of 1.75% convertible debentures (net of unamortized discount of approximately $110.0 million) and $2.2 million of 1.875% convertible debentures, plus a capital lease of $3.1 million and approximately $0.2 million of financing for a small installment land purchase. The decrease in the debt balance is attributable to the retirement of the $30.0 million, 8.0% Exempt Facility Revenue Bonds offset in part by the accretion of the discount on the Company's outstanding 1.75% convertible debentures.

Third Quarter Results - Details

For the third quarter of 2014, the Company's Stillwater Mine produced 76,900 ounces of palladium and platinum, a decrease of 8.2% from the 83,800 ounces produced in the third quarter of 2013. Production at the Company's East Boulder Mine of 46,100 ounces in the third quarter of 2014 reflected an increase of 14.1% over the 40,400 ounces produced in the same quarter of 2013.

Total costs of metals sold (before depletion, depreciation and amortization, and corporate overhead expenses) decreased 10.6% to $197.3 million in the third quarter of 2014 from $220.8 million in the third quarter of 2013. Mine Production costs included in costs of metals sold increased to $85.2 million in the 2014 third quarter from $83.9 million in the 2013 third quarter. Higher royalties and metalliferous mines license tax (MMLT) driven by higher realized PGM prices contributed to the increase in cost of metals sold. In addition, the third quarter of 2014 recognized a full quarter of the 4% pay increase at the Stillwater Mine and Columbus processing facilities provided under the current union contract.

PGM Recycling costs totaled $106.8 million in the third quarter of 2014, down from the $136.8 million reported in the third quarter of 2013. This decrease was due to significantly lower recycling volumes processed and sold and the corresponding decrease in the total cost of acquiring recycling material for processing.

General and administrative (G&A) costs were $10.0 million in the third quarter of 2014 compared to $9.4 million incurred during the same period of 2013. Exploration expenses were $0.7 million in the third quarter of 2014 compared to $2.1 million in the same period of 2013 as a result of steps taken to scale back exploration at the Altar and Marathon projects. Marketing expenses were $0.1 million in the 2014 third quarter compared to $0.2 million in the same quarter of 2013. Included in G&A costs for the third quarter were certain legal and recruitment fees totaling $0.6 million and also $0.5 million associated with the 2014 annual grant for the independent directors deferred share plan. The Company has commenced recovery action against several outstanding debtors, related to the recycling business, dating back over a period of years, and during the third quarter successfully recovered $0.6 million from one of these debtors.

Interest expense in the third quarters of 2014 and 2013 was $6.0 million and $5.6 million, respectively, net of capitalized interest of $1.4 million and $1.2 million, respectively.

During the third quarter of 2014, the Company recorded a net foreign currency transaction gain of $1.0 million. The net foreign currency transaction gain recorded for the third quarter of 2013 was $6.2 million, primarily attributable to periodic remeasurement of the deferred tax liability recorded in association with the acquisition of Peregrine Metals Ltd.

First Nine Months' Results - Details

During the first nine months of 2014, the Company's Stillwater Mine produced 250,600 ounces of palladium and platinum, a decrease of 6.3% from the 267,400 ounces produced in the same period of 2013. Production at the Company's East Boulder Mine of 129,500 ounces for the first nine months of 2014 reflected a 12.2% increase from the 115,400 ounces produced in the same period of 2013.

Total costs of metals sold (before depletion, depreciation and amortization, and corporate overhead expenses) decreased to $555.9 million for the nine-month period ended September 30, 2014, from $639.9 million in the same period of 2013. Mine Production costs included in costs of metals sold increased to $252.7 million for the nine-month period ended September 30, 2014, from $237.0 million in the same period of 2013.

PGM Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $297.8 million for the nine-month period ended September 30, 2014, down from the $402.9 million reported in the same period of 2013. The decrease was due to lower volumes sold and the related reduction in total cost to acquire materials for processing.

General and administrative (G&A) costs were $27.4 million for the nine-month period ended September 30, 2014, a decrease from the $36.0 million incurred during the same period of 2013. Included in the G&A for the nine-month period ended September 30, 2013, were costs related to the retirement of the Company's former Chief Executive Officer, expenses related to the implementation of the CoreSafety program, increased legal and consulting costs, and research and development costs. The nine-month period ended September 30, 2014, included reorganization costs of $6.0 million. The same period of 2013 included proxy contest expenses of $4.3 million, and non-cash accelerated equity-based compensation of $9.1 million. The Company recognized $2.4 million in total exploration expenses related to its mineral properties in both Canada and South America for the nine-month period ended September 30, 2014, and $10.2 million in the same period of 2013. Marketing expenses declined to $0.6 million for the nine-month period ended September 30, 2014, compared to $4.2 million in the same time period of 2013, reflecting the curtailment of marketing palladium for jewelry.

Interest expense for the first nine months of 2014 and 2013 was $17.7 million and $17.6 million, respectively, net of capitalized interest of $3.6 million and $3.3 million, respectively.

During the nine-month periods ended September 30, 2014 and 2013, the Company recorded a net foreign currency transaction gain of $5.4 million and $15.7 million, respectively. Essentially all of these net gains relate to the periodic remeasurement into U.S. dollars of the deferred taxes recorded (and subsequently revalued upon impairment) in association with the acquisition of Peregrine Metals Ltd. The reduction of the net foreign currency transaction gain in the third quarter of 2014 is primarily driven by the reduction in the deferred tax liability following the impairment taken in the prior year. The gain was the result of the strength of the U.S. dollar relative to a rapidly depreciating Argentine peso. The gain reflects the effect of the high inflation rate in Argentina as the obligation is remeasured from Argentine pesos into U.S. dollars.

2014 Third Quarter Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss third quarter 2014 results at 12:00 noon Eastern Standard Time on Wednesday, November 5, 2014.

Dial-In Numbers:	United States:	(877) 407-8037
	International:	(201) 689-8037

A simultaneous webcast and presentation to accompany the conference call will be available through the Investor Relations section of the Company's website at www.stillwatermining.com.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (877) 660-6853 (U.S.) and (201) 612-7415 (International), access code 13593498. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in southern Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant source of PGMs in the United States and the highest-grade PGM resource known in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about the Company can be found at its website: www.stillwatermining.com.

Cautionary Note Concerning Forward-Looking Statements

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially from management's expectations. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates," "will" or similar expressions. Such statements also include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. The forward-looking statements in this report are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2013 Annual Report on Form 10-K, in its subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, and in corresponding filings with Canadian securities regulatory authorities. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The forward looking statements herein speak only as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2014	2013	2014	2013
REVENUES
Mine Production	$ 137,067	$ 123,193	$ 409,967	$ 364,249
PGM Recycling	109,509	156,814	305,760	432,897
Other	5,490	—	5,725	—
Total revenues	252,066	280,007	721,452	797,146
COSTS AND EXPENSES
Costs of metals sold
Mine Production	85,240	83,913	252,730	237,042
PGM Recycling	106,801	136,843	297,773	402,859
Other	5,278	—	5,357	—
Total costs of metals sold (excludes depletion, depreciation and amortization)	197,319	220,756	555,860	639,901
Depletion, depreciation and amortization
Mine Production	16,923	15,057	49,373	43,824
PGM Recycling	258	285	761	804
Total depletion, depreciation and amortization	17,181	15,342	50,134	44,628
Total costs of revenues	214,500	236,098	605,994	684,529
Marketing	84	207	622	4,197
Exploration	659	2,143	2,379	10,247
Proxy contest	—	—	—	4,307
Accelerated equity based compensation for change-in-control	—	—	—	9,063
Reorganization	—	—	6,045	—
General and administrative	9,967	9,420	27,395	36,038
Loss on long-term investments	59	112	59	1,766
Impairment of non-producing mineral properties and property, plant and equipment	—	290,417	—	290,417
(Gain) loss on disposal of property, plant and equipment	39	66	(262)	106
Total costs and expenses	225,308	538,463	642,232	1,040,670
OPERATING INCOME (LOSS)	26,758	(258,456)	79,220	(243,524)
OTHER INCOME (EXPENSE)
Other	785	8	849	1,170
Interest income	931	1,102	2,750	3,516
Interest expense	(6,018)	(5,556)	(17,737)	(17,646)
Foreign currency transaction gain, net	998	6,220	5,359	15,679
INCOME (LOSS) BEFORE INCOME TAX PROVISION	23,454	(256,682)	70,441	(240,805)
Income tax (provision) benefit	(5,619)	54,698	(15,909)	47,468
NET INCOME (LOSS)	$ 17,835	$ (201,984)	$ 54,532	$ (193,337)
Net loss attributable to noncontrolling interest	(313)	(489)	(1,083)	(1,117)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ 18,148	$ (201,495)	$ 55,615	$ (192,220)
Other comprehensive income (loss), net of tax
Net unrealized gains (losses) on investments available-for-sale	(183)	219	(42)	288
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ 17,965	$ (201,276)	$ 55,573	$ (191,932)
Comprehensive loss attributable to noncontrolling interest	(313)	(489)	(1,083)	(1,117)
TOTAL COMPREHENSIVE INCOME (LOSS)	$ 17,652	$ (201,765)	$ 54,490	$ (193,049)
Weighted average common shares outstanding
Basic	120,067	119,153	119,849	118,347
Diluted	156,391	119,153	156,045	118,347
Basic earnings (loss) per share attributable to common stockholders	$ 0.15	$ (1.69)	$ 0.46	$ (1.62)
Diluted earnings (loss) per share attributable to common stockholders	$ 0.14	$ (1.69)	$ 0.43	$ (1.62)

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)

(In thousands, except per share data)	September 30, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$ 257,617	$ 286,687
Investments, at fair market value	251,491	209,338
Inventories	154,144	158,650
Trade receivables	1,244	8,988
Deferred income taxes	18,838	21,547
Prepaids	4,476	3,912
Other current assets	14,854	14,757
Total current assets	702,664	703,879
Mineral properties	159,252	159,252
Mine development, net	394,410	346,346
Property, plant and equipment, net	117,407	124,731
Deferred debt issuance costs	6,367	7,945
Other noncurrent assets	4,359	4,527
Total assets	$ 1,384,459	$ 1,346,680
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$ 25,653	$ 32,088
Accrued compensation and benefits	29,664	30,646
Property, production and franchise taxes payable	13,424	14,495
Current portion of long-term debt and capital lease obligations	2,116	2,035
Income taxes payable	5,204	4,416
Other current liabilities	9,665	5,368
Total current liabilities	85,726	89,048
Long-term debt and capital lease obligations	290,140	308,667
Deferred income taxes	68,005	79,159
Accrued workers compensation	6,167	6,031
Asset retirement obligation	9,209	8,654
Other noncurrent liabilities	11,434	7,262
Total liabilities	470,681	498,821
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 120,123,275 and 119,466,449 shares issued and outstanding	1,201	1,195
Paid-in capital	1,087,623	1,076,200
Accumulated deficit	(193,821)	(249,436)
Accumulated other comprehensive income	(36)	6
Total stockholders' equity	894,967	827,965
Noncontrolling interest	18,811	19,894
Total equity	913,778	847,859
Total liabilities and equity	$ 1,384,459	$ 1,346,680

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ 54,532	$ (193,337)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	50,134	44,628
(Gain) Loss on disposal of property, plant and equipment	(262)	106
Impairment of non-producing mineral properties and property, plant and equipment	—	290,417
Loss on long-term investments	59	1,766
Amortization/accretion on investment premium/discount	1,441	2,471
Deferred taxes	(3,229)	(60,743)
Foreign currency transaction gain, net	(5,359)	(15,679)
Accretion of asset retirement obligation	554	512
Amortization of deferred debt issuance costs	1,929	1,294
Accretion of convertible debenture debt discount	12,746	11,722
Accelerated equity based compensation for change-in-control	—	9,063
Share based compensation and other benefits	10,238	13,673
Non-cash capitalized interest	(2,381)	(1,918)
Changes in operating assets and liabilities:
Inventories	2,657	(28,961)
Trade receivables	7,744	(8,786)
Prepaids	(564)	(1,373)
Accrued compensation and benefits	(986)	989
Accounts payable	(7,088)	2,270
Property, production and franchise taxes payable	3,102	1,330
Income taxes payable	788	9,454
Accrued workers compensation	136	36
Other operating assets	559	(2,644)
Other operating liabilities	4,943	5,411
NET CASH PROVIDED BY OPERATING ACTIVITIES	131,693	81,701
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(87,038)	(91,187)
Proceeds from disposal of property, plant and equipment	323	126
Purchases of investments	(174,941)	(116,769)
Proceeds from maturities of investments	131,441	147,103
NET CASH USED IN INVESTING ACTIVITIES	(130,215)	(60,727)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on debt and capital lease obligations	(31,536)	(165,714)
Issuance of common stock	988	115
NET CASH USED IN FINANCING ACTIVITIES	(30,548)	(165,599)
CASH AND CASH EQUIVALENTS
Net decrease	(29,070)	(144,625)
Balance at beginning of period	286,687	379,680
BALANCE AT END OF PERIOD	$ 257,617	$ 235,055

Stillwater Mining Company
Key Operating Factors
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except where noted)	2014	2013	2014	2013
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium	95	96	294	296
Platinum	28	28	86	87
Total	123	124	380	383
Tons milled	281	301	845	902
Mill head grade (ounce per ton)	0.47	0.45	0.48	0.46
Sub-grade tons milled (1)	27	15	61	56
Sub-grade tons mill head grade (ounce per ton)	0.14	0.16	0.16	0.17
Total tons milled(1)	308	316	906	958
Combined mill head grade (ounce per ton)	0.44	0.43	0.46	0.44
Total mill recovery (%)	92	91	92	92
Total mine concentrate shipped (tons) (3)	6,997	7,045	21,201	21,361
Platinum grade in concentrate (ounce per ton) (3)	4.11	4.60	4.44	4.44
Palladium grade in concentrate (ounce per ton) (3)	13.95	14.05	14.59	14.36
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$ 554	$ 427	$ 557	$ 495
Total cash costs per ton milled -- net of credits (Non-GAAP) (2)	$ 221	$ 168	$ 234	$ 198
Stillwater Mine:
Ounces produced
Palladium	59	65	193	206
Platinum	18	19	58	61
Total	77	84	251	267
Tons milled	161	188	506	579
Mill head grade (ounce per ton)	0.51	0.48	0.53	0.49
Sub-grade tons milled (1)	15	7	28	29
Sub-grade tons mill head grade (ounce per ton)	0.18	0.25	0.22	0.23
Total tons milled (1)	176	195	534	608
Combined mill head grade (ounce per ton)	0.48	0.47	0.51	0.48
Total mill recovery (%)	92	91	93	92
Total mine concentrate shipped (tons) (3)	3,694	4,082	11,838	12,722
Platinum grade in concentrate (ounce per ton) (3)	5.00	4.90	5.40	5.05
Palladium grade in concentrate (ounce per ton) (3)	16.66	16.19	17.33	16.66
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$ 570	$ 434	$ 550	$ 490
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$ 249	$ 187	$ 258	$ 215

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except where noted)	2014	2013	2014	2013
OPERATING AND COST DATA FOR MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium	36	31	101	90
Platinum	10	9	28	26
Total	46	40	129	116
Tons milled	120	113	339	323
Mill head grade (ounce per ton)	0.42	0.40	0.42	0.39
Sub-grade tons milled (1)	12	8	33	27
Sub-grade tons mill head grade (ounce per ton)	0.10	0.10	0.10	0.10
Total tons milled (1)	132	121	372	350
Combined mill head grade (ounce per ton)	0.39	0.37	0.39	0.37
Total mill recovery (%)	91	90	90	90
Total mine concentrate shipped (tons) (3)	3,303	2,963	9,363	8,639
Platinum grade in concentrate (ounce per ton) (3)	3.13	4.20	3.24	3.56
Palladium grade in concentrate (ounce per ton) (3)	10.93	11.10	11.12	10.97
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$ 527	$ 412	$ 572	$ 507
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$ 184	$ 137	$ 199	$ 167

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and Probable Ore Reserves – Discussion" in the Company's 2013 Annual Report on Form 10-K for further information.
(2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, reorganization costs and interest income and expense are not included in total cash costs. Cash costs per ton and cash costs per ounce, are non-GAAP financial measure that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see "Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues" and the accompanying discussion for additional detail.
(3) The concentrate tonnage and grade values are inclusive of periodic re-processing of smelter slag and brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except for average prices)	2014	2013	2014	2013
SALES AND PRICE DATA
Ounces sold
Mine Production:
Palladium (oz.)	103	101	315	300
Platinum (oz.)	29	30	93	84
Total	132	131	408	384
PGM Recycling: (1)
Palladium (oz.)	58	83	171	230
Platinum (oz.)	36	57	103	149
Rhodium (oz.)	7	12	22	33
Total	101	152	296	412
Other: (5)
Palladium (oz.)	6	—	6	—
By-products from Mine Production: (2)
Rhodium (oz.)	1	1	3	3
Gold (oz.)	3	2	8	7
Silver (oz.)	2	1	5	5
Copper (lb.)	173	171	655	645
Nickel (lb.)	289	353	1,066	1,040
Average realized price per ounce (3)
Mine Production:
Palladium ($/oz.)	$ 859	$ 722	$ 809	$ 721
Platinum ($/oz.)	$ 1,421	$ 1,447	$ 1,435	$ 1,509
Combined ($/oz.)(4)	$ 983	$ 887	$ 951	$ 893
PGM Recycling: (1)
Palladium ($/oz.)	$ 821	$ 716	$ 768	$ 709
Platinum ($/oz.)	$ 1,453	$ 1,459	$ 1,431	$ 1,548
Rhodium ($/oz.)	$ 1,078	$ 1,097	$ 1,019	$ 1,127
Combined ($/oz.)(4)	$ 1,068	$ 1,026	$ 1,018	$ 1,046
Other: (5)
Palladium ($/oz.)	$ 882	$ —	$ 882	$ —
By-products from Mine Production: (2)
Rhodium ($/oz.)	$ 1,320	$ 975	$ 1,167	$ 1,086
Gold ($/oz.)	$ 1,266	$ 1,346	$ 1,284	$ 1,431
Silver ($/oz.)	$ 19	$ 21	$ 20	$ 24
Copper ($/lb.)	$ 2.96	$ 3.05	$ 2.95	$ 3.16
Nickel ($/lb.)	$ 6.79	$ 5.11	$ 6.83	$ 5.55
Average market price per ounce (3)
Palladium ($/oz.)	$ 863	$ 722	$ 808	$ 725
Platinum ($/oz.)	$ 1,435	$ 1,449	$ 1,437	$ 1,515
Combined ($/oz.)(4)	$ 989	$ 887	$ 951	$ 897

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of catalyst materials.
(2) By-product metals sold reflect contained metal produced from mined ore alongside the Company's primary production of palladium and platinum. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
(4) The Company calculates the combined average realized and a combined average market price of palladium and platinum using the same ratio as the rate of ounces of each respective metal that are produced from the base metal refinery.
(5) Ounces sold and average realized price per ounce from Other relate to ounces acquired periodically in the open market and simultaneously resold to third parties.

Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues

The Company utilizes certain non-GAAP financial measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP financial measure included in the Company's Consolidated Statements of Comprehensive Income (Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP financial measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP financial measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP financial measures are not standardized across the mining industry and in most cases will not be comparable to similar measures that may be provided by other companies. These non-GAAP financial measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues, the most directly comparable GAAP financial measure, for each period shown is provided as part of the following tables, and a description of each non-GAAP financial measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statements of Comprehensive Income (Loss). For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and other PGM activities are equal in total to total consolidated costs of revenues as reported in the Company's Consolidated Statements of Comprehensive Income (Loss).

Total Cash Costs (Non-GAAP): This non-GAAP financial measure is calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mine by-products, depreciation and amortization and asset retirement costs, and timing differences resulting from changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing operations in any period. It is a measure of extraction efficiency.

When divided by the total tons milled in the respective period, Total Cash Costs per Ton Milled (Non-GAAP) – measured for each mine or combined – provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Costs per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Costs per Ounce (Non-GAAP) – measured for each mine or combined – provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Costs per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per ounce and per ton data)	2014	2013	2014	2013
Consolidated:
Total cash costs before by-product and recycling credits (Non-GAAP)	$ 78,156	$ 80,292	$ 243,291	$ 242,465
By-product credit	(6,929)	(6,652)	(22,238)	(21,103)
Recycling income credit	(3,114)	(20,553)	(9,207)	(31,873)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 68,113	$ 53,087	$ 211,846	$ 189,489

Divided by platinum/palladium ounces produced	123	124	380	383

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 635	$ 646	$ 640	$ 633
By-product credit per ounce Pt/Pd produced	(56)	(54)	(59)	(55)
Recycling income credit per ounce Pt/Pd produced	(25)	(165)	(24)	(83)
Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 554	$ 427	$ 557	$ 495

Divided by ore tons milled	308	316	906	958

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$ 253	$ 254	$ 269	$ 253
By-product credit per ore ton milled	(22)	(21)	(25)	(22)
Recycling income credit per ore ton milled	(10)	(65)	(10)	(33)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$ 221	$ 168	$ 234	$ 198

Reconciliation to consolidated costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 68,113	$ 53,087	$ 211,846	$ 189,489
Asset retirement costs	184	174	554	512
Depletion, depreciation and amortization	16,923	15,057	49,373	43,824
Depletion, depreciation and amortization (in inventory)	(1,508)	(410)	(1,848)	(282)
Change in product inventories	13,686	3,857	16,090	(5,653)
Cost of PGM Recycling	106,801	136,843	297,773	402,859
PGM Recycling -- depreciation	258	285	761	804
By-product credit	6,929	6,652	22,238	21,103
Profit from PGM Recycling (before gain/loss on asset disposals)	3,114	20,553	9,207	31,873
Total consolidated cost of revenues	$ 214,500	$ 236,098	$ 605,994	$ 684,529

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues (Continued)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per ounce and per ton data)	2014	2013	2014	2013
Stillwater Mine:
Total cash costs before by-product and recycling credits (Non-GAAP)	$ 49,552	$ 54,234	$ 156,720	$ 165,520
By-product credit	(3,812)	(3,886)	(12,854)	(12,634)
Recycling income credit	(1,944)	(13,934)	(6,067)	(21,975)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 43,796	$ 36,414	$ 137,799	$ 130,911

Divided by platinum/palladium ounces produced	77	84	251	267

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 645	$ 646	$ 625	619
By-product credit per ounce Pt/Pd produced	(50)	(46)	(51)	(47)
Recycling income credit per ounce Pt/Pd produced	(25)	(166)	(24)	(82)
Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 570	$ 434	$ 550	490

Divided by ore tons milled	176	195	534	608

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$ 282	$ 278	$ 293	272
By-product credit per ore ton milled	(22)	(20)	(24)	(21)
Recycling income credit per ore ton milled	(11)	(71)	(11)	(36)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$ 249	$ 187	$ 258	215

Reconciliation to costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 43,796	$ 36,414	$ 137,799	$ 130,911
Asset retirement costs	175	161	520	474
Depletion, depreciation and amortization	12,273	11,539	36,934	33,666
Depletion, depreciation and amortization (in inventory)	(1,386)	(407)	(2,207)	(215)
Change in product inventories	6,753	3,261	10,482	(2,953)
By-product credit	3,812	3,886	12,854	12,634
Profit from PGM Recycling (before gain/loss on asset disposals)	1,944	13,934	6,067	21,975
Total cost of revenues	$ 67,367	$ 68,788	$ 202,449	$ 196,492

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues (Continued)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per ounce and per ton data)	2014	2013	2014	2013
East Boulder
Total cash costs before by-product and recycling credits (Non-GAAP)	$ 28,604	$ 26,058	$ 86,571	$ 76,945
By-product credit	(3,117)	(2,766)	(9,384)	(8,469)
Recycling income credit	(1,170)	(6,619)	(3,140)	(9,898)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 24,317	$ 16,673	$ 74,047	$ 58,578

Divided by platinum/palladium ounces produced	46	40	129	116

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 620	$ 644	$ 668	$ 666
By-product credit per ounce Pt/Pd produced	(68)	(68)	(72)	(73)
Recycling income credit per ounce Pt/Pd produced	(25)	(164)	(24)	(86)
Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 527	$ 412	$ 572	$ 507

Divided by ore tons milled	132	121	372	350

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$ 217	$ 214	$ 232	$ 219
By-product credit per ore ton milled	(24)	(23)	(25)	(24)
Recycling income credit per ore ton milled	(9)	(54)	(8)	(28)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$ 184	$ 137	$ 199	$ 167

Reconciliation to costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 24,317	$ 16,673	$ 74,047	$ 58,578
Asset retirement costs	9	13	34	38
Depletion, depreciation and amortization	4,650	3,518	12,439	10,158
Depletion, depreciation and amortization (in inventory)	(122)	(3)	359	(67)
Change in product inventories	1,655	596	251	(2,700)
By-product credit	3,117	2,766	9,384	8,469
Profit from PGM Recycling (before gain/loss on asset disposals)	1,170	6,619	3,140	9,898
Total cost of revenues	$ 34,796	$ 30,182	$ 99,654	$ 84,374

PGM Recycling and Other: (1)
Cost of open market acquisitions	$ 5,278	$ —	$ 5,357	$ —
Cost of PGM Recycling	106,801	136,843	297,773	402,859
PGM Recycling -- depreciation	258	285	761	804
Total cost of revenues	$ 112,337	$ 137,128	$ 303,891	$ 403,663

(1) PGM Recycling and Other include PGM recycling and metal acquired periodically in the open market and simultaneously resold to third parties.

Stillwater Mining Company
All-In Sustaining Costs (a Non-GAAP Financial Measure)
(Unaudited)

All-In Sustaining Costs (Non-GAAP): This non-GAAP financial measure is used as an indicator from period to period of the level of total cash required by the business to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total cash costs, net of credits, (another non-GAAP financial measure, described above), and adding to it the recycling income credit, domestic corporate overhead costs and marketing costs (excluding any depreciation and amortization costs as well as research and development, non-recurring and reorganization costs included in corporate overhead costs), and that portion of total capital expenditures associated with sustaining the current level of mining operations. (Capital expenditures for Blitz, Graham Creek and certain other one-time projects are not included in the calculation.)

When divided by the total recoverable PGM ounces in the respective period, All-In Sustaining Costs per Mined Ounce (non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of ore produced.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except $/oz.)	2014	2013	2014	2013
All-In Sustaining Costs
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 68,113	$ 53,087	$ 211,846	$ 189,489
Recycling income credit	3,114	20,553	9,207	31,873
	$ 71,227	$ 73,640	$ 221,053	$ 221,362

Consolidated Corporate General & Administrative costs	$ 9,967	$ 9,420	$ 27,395	$ 36,038
Corporate depreciation and amortization and research and development included in Consolidated Corporate General & Administrative costs	(109)	(203)	(364)	(468)
General & Administrative Costs in Foreign Subsidiaries	(811)	(567)	(3,122)	(3,216)
Marketing costs	84	207	622	4,197
	$ 9,131	$ 8,857	$ 24,531	$ 36,551

Total incurred capitalized costs	$ 36,545	$ 33,758	$ 93,695	$ 88,632
Capital associated with expansion projects	(13,978)	(11,289)	(33,246)	(25,633)
Total Capital incurred to sustain existing operations	$ 22,567	$ 22,469	$ 60,449	$ 62,999

All-In Sustaining Costs (Non-GAAP)	$ 102,925	$ 104,966	$ 306,033	$ 320,912

Mined ounces produced	123.0	124.2	380.1	382.8

All-In Sustaining Costs per Mined Ounce ($/oz.) (Non-GAAP)	$ 837	$ 845	$ 805	$ 838

For a full reconciliation of this non-GAAP financial measure to a GAAP financial measure, see the Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues section, above.
CONTACT: INVESTOR CONTACT:

         Mike Beckstead
         (406) 373-8971